We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-42253) of BAB Holdings, Inc. and in the related
Prospectus of our report dated February 27, 1998, with respect to the consolidated financial statements of BAB Holdings, Inc. included in this Annual Report (Form 10-KSB) for the year ended November 30, 1997.


ERNST & YOUNG LLP
Chicago, Illinois
February 27, 1998